Exhibit 10.1

THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This THIRD Amendment TO CREDIT AND SECURITY Agreement (the “Amendment”), dated as of September 30, 2011, is entered into by and among PHYSICIANS FORMULA, INC., a New York corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.    Company and Wells Fargo are parties to a Credit and Security Agreement dated November 6, 2009 (as amended by the First Amendment to Credit and Security Agreement dated June 29, 2010, the letter agreement dated December 21, 2010, and the Second Amendment to Credit and Security Agreement dated February 28, 2011, and as further amended, restated or modified from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified in this Amendment.

B.    Company has requested that the Credit Agreement be further amended (to, among other things, provide for a $4,000,000 term loan), and Wells Fargo is willing to agree to such amendment pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.	Amendments to Credit Agreement. The Credit Agreement is amended as follows:

1.1    Section 1.1(b) of the Credit Agreement. The Maturity Date that appears in Section 1.1(b) of the Credit Agreement is hereby changed from “November 6, 2012” to “November 6, 2015”.

1.2    Sections 1.7(a), (b), and (c) of the Credit Agreement. Sections 1.7(a), (b), and (c) of the Credit Agreement are amended to read in their entirety as follows:

“(a)    Interest Rates Applicable to Line of Credit and Term Loan. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance and the Term Loan shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

The “Floating Rate” for Advances under the Line of Credit shall be an interest rate equal to Daily Three Month LIBOR plus two and three-quarters percent (2.75%) per annum, which interest rate shall change whenever Daily Three Month LIBOR changes, and the “Floating Rate” applicable to the principal balance of the Term Loan shall be an interest rate equal to Daily Three Month LIBOR plus three and one-half percent (3.50%) per annum, which interest rate shall change whenever Daily Three Month LIBOR changes;

Or

Fixed Rate Pricing

The “Fixed Rate” for Advances under the Line of Credit shall be an interest rate equal to the Floating Rate for Line of Credit Advances in effect on the first Business Day of the Fixed Rate Interest Period (inclusive of the margin applicable to such Floating Rate (i.e., 2.75%), and subject to the minimum interest rate, if applicable, unless a Rate Hedge applies to such Fixed Rate Advance), and the “Fixed Rate” applicable to the principal balance of the Term Loan shall be an interest rate equal to the Floating Rate for the Term Loan in effect on the first Business Day of the Fixed Rate Interest Period (inclusive of the margin applicable to such Floating Rate (i.e., 3.50%), and subject to the minimum interest rate, if applicable, unless a Rate Hedge applies to such Fixed Rate Advance);

Multiple Advances under the Line of Credit may simultaneously accrue interest at both the Floating Rate and at the Fixed Rate, subject to the limitations of Section 1.5(b).

(b)    Minimum Interest Charge. Notwithstanding the other terms of Section 1.7 to the contrary, and except as limited by the usury savings provision of Section 1.7(e), Company shall pay Wells Fargo at least $15,000 of interest, in arrears, on the first day of each calendar month (the “Monthly Minimum Interest Charge”) during the term of this Agreement, and Company shall pay any deficiency between the Monthly Minimum Interest Charge and the amount of interest otherwise payable on the first day of each month and on the Termination Date. In addition to the Monthly Minimum Interest Charge, and notwithstanding the other terms of Section 1.7 to the contrary, and except as limited by the usury savings provision of Section 1.7(e), Company shall pay Wells Fargo at least $250,000 of interest, in arrears, during each calendar year (the “Annual Minimum Interest Charge”), beginning with the calendar year ending December 31, 2011, and continuing through the term of this Agreement. The Company shall pay any deficiency between the Annual Minimum Interest Charge and the actual amount of interest paid during each such calendar year no later than January 15 of the immediately following year and on the Termination Date (it being agreed that the amount of the Annual Minimum Interest Charge due on the Termination Date shall be prorated based on the number of months (including partial months) from January 1 to the Termination Date). When calculating either the Monthly Minimum Interest Charge or the Annual Minimum Interest Charge, the Default Rate set forth in Section 1.7(c), if applicable, shall be disregarded.

(c)    Default Interest Rate. Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.10, or at any time following the Termination Date, in Wells Fargo's sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note and the Term Loan shall bear interest at a rate that is three percent (3.0%) above the contractual rates set forth in Section 1.7(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.”

1.3    Section 1.8(f) of the Credit Agreement. Section 1.8(f) of the Credit Agreement is amended to read in its entirety as follows:

“(f)    Line of Credit Termination and/or Reduction Fees. If (i) Wells Fargo terminates the Line of Credit during a Default Period, (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) one and one-half percent (1.5%) if the termination or reduction occurs on or before November 6, 2011; (B) one percent (1.0%) if the termination or reduction occurs after November 6, 2011, but on or before November 6, 2012; and (C) one-half of one percent (0.5%) if the termination or reduction occurs after November 6, 2012.”

1.4    Section 1.8(i) of the Credit Agreement. Section 1.8(i) of the Credit Agreement is amended to read in its entirety as follows:

“(i)    Letter of Credit Fees. Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of two and three-quarters percent (2.75%) of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to five and three-quarters percent (5.75%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.”

1.5    Section 1.8(l) of the Credit Agreement. Section 1.8(l) of the Credit Agreement is amended to read in its entirety as follows:

“(l)    Termination and Prepayment Fees Following Refinance by a Wells Fargo Commercial Banking Group. If after February 28, 2013, the Line of Credit is refinanced in full by a Wells Fargo Commercial Banking Office and this Agreement is terminated, such refinancing will not be deemed a termination or prepayment resulting in the payment of termination and/or prepayment fees pursuant to Section 1.8(f), or Fixed Rate Advance breakage fees, provided that Company agrees, at the time of such refinancing by a Wells Fargo Commercial Banking Office, to the payment of comparable termination and/or prepayment fees in an amount not less than that set forth in this Agreement, in the event that any facilities extended under such refinancing are terminated early or prepaid after the refinancing.”

1.6    Section 1.8(m) of the Credit Agreement. The last paragraph of Section 1.8(m) of the Credit Agreement is amended to read in its entirety as follows:

“Company acknowledges that prepayment of the Revolving Note or the Term Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. Company agrees to pay the above-described Fixed Rate Advance breakage fees and agrees that this amount represents a reasonable estimate of the Fixed Rate Advance breakage costs, expenses and/or liabilities of Wells Fargo.”

1.7    Section 1.9 of the Credit Agreement. Section 1.9 of the Credit Agreement is amended to read in its entirety as follows:

“1.9    Interest Accrual; Principal and Interest Payments; Computation.

(a)    Interest Payments and Interest Accrual. Accrued and unpaid interest under the Revolving Note and the Term Note on Floating Rate Advances shall be due and payable in arrears on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.6(c) and Section 1.13(d). Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date. Interest accruing on any Fixed Rate Advance shall be due and payable on the last day of the applicable Fixed Rate Interest Period and on the Termination Date; provided, however, that if a Fixed Rate Interest Period is in excess of one month, and is not subject to a Rate Hedge, then interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Fixed Rate Interest Period. Interest payable on any Fixed Rate Advance subject to a Rate Hedge shall be payable on the earlier of the last day of the Fixed Rate Interest Period or the Termination Date.

(b)    Payment of Revolving Note and Term Note Principal. The principal amount of the Revolving Note and the Term Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)    Payments Due on Non Business Days. If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)    Computation of Interest and Fees. Interest accruing on the unpaid principal amount of the Revolving Note and the Term Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)    Liability Records. Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate. Wells Fargo's calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company. Upon Wells Fargo's request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding. Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.”

1.8    Section 1.13 of the Credit Agreement. The following new Section 1.13 is hereby added to the Credit Agreement:

“1.13    Term Loan.

(a)    Term Loan. Wells Fargo shall make a term loan (the “Term Loan”) to Company through a single Advance in a principal amount equal to $4,000,000, subject to the following conditions precedent: (i) the Term Loan shall be funded no later than November 15, 2011, (ii) Company shall submit a written request to Wells Fargo for the funding of the Term Loan no later than five (5) Business Days prior to the funding date, which request shall specify the funding date (which shall be a Business Day), (iii) no Default Period shall be existing on the date of the funding of the Term Loan, (iv) each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the funding date of the Term Loan, (v) Company shall have duly executed and delivered to Wells Fargo the Term Note (defined below), and (vi) Wells Fargo shall have received a duly executed payoff letter from Mill Road Capital, L.P., in form and substance satisfactory to Wells Fargo. Company's request for the funding of the Term Loan shall be deemed to be Company's confirmation that each of the conditions precedent set forth in this paragraph will be satisfied as of the funding date of the Term Loan. The proceeds of the Term Loan shall be used by Company solely to repay the indebtedness owing by Company to Mill Road Capital, L.P.

(b)    Term Note. Company's obligation to repay the Term Loan shall be evidenced by a promissory note executed by Company in favor of Wells Fargo in form and substance reasonably acceptable to Wells Fargo (as renewed, amended, substituted or replaced from time to time, the “Term Note”).

(c)    Term Loan Disbursement; Fixed Rate Advance. Company must request the disbursement of the Term Loan no later than 9:00 a.m. Pasadena, California time on the Business Day on which Company wishes the Term Loan to be disbursed. Wells Fargo shall deposit the proceeds of the Term Loan to Company's Operating Account, or disburse the proceeds in such other manner as Company and Wells Fargo may agree in an Authenticated Record. Upon request, Company shall confirm its request for the disbursement of the Term Loan in an Authenticated Record, and agrees that Company shall repay the Term Loan even if the Person requesting the Term Loan on behalf of Company lacked authorization. The Term Loan may be funded as a Fixed Rate Advance through the process described in Section 1.5.

(d)    Payments and Adjustments to Payments. The unpaid principal amount of the Term Loan shall be repaid in equal monthly installments of $83,333.33 each, beginning on the first day of the first calendar month after the date that the Term Loan is disbursed to Company, and continuing on the first calendar day of each succeeding month thereafter until the earlier of July 1, 2015 or the Termination Date, when the unpaid principal and interest evidenced by the Term Note shall be fully due and payable. Payments may be collected by Wells Fargo through a debit to the Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.

(e)    Prepayments. Company may prepay the Term Loan at any time, without penalty or premium.

(f)    Collection of Prepayments and Related Fees. All Term Loan prepayments (including, but not limited to, any prepayment occurring on the Termination Date), must be accompanied by any Fixed Rate Advance breakage fees payable under this Agreement, which will be applied to the most remote principal installments then due and payable.”

1.9    Section 5.2 of the Credit Agreement. Section 5.2(a) is hereby amended to read in its entirety as follows, Section 5.2(d) is renumbered Section 5.2(e) and amended to read in its entirety as follows, and the following new Section 5.2(d) is hereby added to the Credit Agreement:

“(a)    Minimum Book Net Worth. Company shall maintain its Book Net Worth during each period set forth below in an amount not less than the amount set forth below:

Month Ending	Minimum Book Net Worth
August 31, 2011	$47,500,000
September 30, 2011	$47,500,000
October 31, 2011	$47,500,000
November 30, 2011	$47,250,000
December 31, 2011	$48,500,000
January 31, 2012	$48,000,000
February 29, 2012	$48,000,000

(d)    Maximum Leverage. Company shall maintain a Leverage Ratio of not greater than 2.5 to 1.0 as of September 30, 2011 and December 31, 2011.

(e)    Future Financial Covenants. With respect to future periods not covered by the foregoing Sections 5.2(a), (b), (c), and (d), Company and Wells Fargo agree to negotiate in good faith to establish, no later than April 30, 2012, minimum Book Net Worth, minimum Adjusted EBITDA, maximum Capital Expenditures, and maximum Leverage Ratio requirements for such future periods through the Maturity Date.”

1.10    Section 6.2(b) of the Credit Agreement. Section 6.2(b) of the Credit Agreement is amended to read in its entirety as follows:

“(b)    Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note and the Term Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;”

1.11    Exhibit A to the Credit Agreement.

(a)The following terms that appear in Exhibit A to the Credit Agreement are amended to read in their entirety as follows:

“Advance” and “Advances” means an advance or advances under the Line of Credit or the Term Loan.

“Working Capital Reserve” means an amount equal to $500,000 as such amount may be adjusted by Wells Fargo from time to time in Wells Fargo's Permitted Discretion; provided, however that the Working Capital Reserve may be eliminated or reduced in Wells Fargo's discretion if for any twelve-month consecutive period (ending on or after September 30, 2010) Company's Net Income is greater than or equal to $1,000,000 and Average Excess Availability under the Line of Credit for the last three months of such twelve-month period is greater than or equal to $2,000,000.

(b)Clause (b) of the term “LIBOR” that appears in Exhibit A to the Credit Agreement is amended to read in its entirety as follows:

(b)    “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Revolving Note and Term Note.

(c)The following terms are hereby added to Exhibit A to the Credit Agreement in the appropriate alphabetical position:

“Borrowed Money” means, with respect to Company, without duplication, its (a) indebtedness that (i) arises from the lending of money by any Person to Company, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for property;

(b) capital leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any indebtedness of the foregoing types owing by another Person.

“Leverage Ratio” means the ratio, determined as of the end of any calendar quarter, of (a) Borrowed Money of Company as of the last day of such quarter, to (b) Adjusted EBITDA for the twelve-month period then ending.

1.12    Exhibit D to the Credit Agreement. The list of trademarks and applications to register trademarks set forth in paragraph (h) of Exhibit D to the Credit Agreement is amended to read in its entirety as set forth on Schedule 1 attached to this Amendment.

1.13    Exhibit E to the Credit Agreement. Exhibit E attached to the Credit Agreement is hereby replaced with Exhibit E attached to this Amendment.

2.No Other Changes. Except as explicitly amended by this Amendment or the other Loan Documents delivered in connection with this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and shall apply to any advance or letter of credit thereunder. This Amendment, and the Term Note executed concurrently with this Amendment, shall each be deemed to be a “Loan Document” (as defined in the Credit Agreement).

3.Amendment Fee. Company shall pay Wells Fargo as of the date hereof a fully earned, non-refundable amendment fee in the amount of $50,000 in consideration of Wells Fargo's execution and delivery of this Amendment (the “Amendment Fee”).

4.Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received a duly executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion and duly executed by all relevant parties:

4.1    An Acknowledgment and Agreement of Guarantors and Pledgors set forth at the end of this Amendment;

4.2    An Amendment to Patent and Trademark Security Agreement from Company;

4.3    An Amendment to Patent and Trademark Security Agreement from Physicians Formula Cosmetics, Inc.;

4.4    Payment of the Amendment Fee described in Section 3 of this Amendment;

4.5    A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment and the other Loan Documents contemplated by this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Officer's Certificate of the Company's president dated November 6, 2009 (“Closing Certificate”), continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Closing Certificate, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company; and

4.6    Such other matters as Wells Fargo may require.

5.Representations and Warranties. Company hereby represents and warrants to Wells Fargo as follows:

5.1    Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.2    The execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the articles of incorporation or by-laws of Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which Company or its properties may be bound or affected.

5.3    All of the representations and warranties contained in Section 4 and Exhibit D of the Credit Agreement (as amended by this Amendment) are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties continue to be true and correct as of such earlier date).

6.References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the other Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8.Release. Company and each of the Persons signing the Acknowledgement and Agreement of Guarantors and Pledgors (such Persons, the “Guarantors”) set forth below hereby absolutely and unconditionally release and forever discharge Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description relating to the Credit Agreement, other Loan Documents, or related transactions, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company or any Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Company and the Guarantors in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention Company and each Guarantor waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

9.Costs and Expenses. Company agrees to pay all reasonable fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such reasonable fees and disbursements.

10.Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Transmission by facsimile or “pdf” file of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of California. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ Gary Whitaker
Name: Gary Whitaker
Title: Authorized Signatory

PHYSICIANS FORMULA, INC.

By: /s/ Jeff Rogers
Name: Jeff Rogers
Title: President

S-1

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS AND PLEDGORS

The undersigned, each (a) a guarantor of the indebtedness of Physicians Formula, Inc. (“Company”) to Wells Fargo Bank, National Association (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division, pursuant to a Continuing Guaranty, each dated November 6, 2009 (as they may be amended, restated, or modified from time to time, collectively, the “Guaranties”), and/or (b) a pledgor and/or grantor of certain collateral in favor of Wells Fargo pursuant to a Collateral Pledge Agreement and/or a Security Agreement, each dated November 6, 2009 (as they may be amended, restated, or modified from time to time, the “Collateral Agreements”), each hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents and agrees to the terms (including without limitation the release set forth in Section 8 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Wells Fargo pursuant to the terms of the Guaranties and the Collateral Agreements; (iv) without limiting the generality of the foregoing, acknowledges and agrees that the Guaranty and the Collateral Agreements cover the increased amount of the Indebtedness resulting from the Term Loan; and (v) acknowledges that Wells Fargo may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of Company, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranties or Collateral Agreements.

PHYSICIANS FORMULA HOLDINGS, INC.

By: /s/ Jeff Rogers
Name: Jeff Rogers
Title: President

PHYSICIANS FORMULA COSMETICS, INC.

By: /s/ Jeff Rogers
Name: Jeff Rogers
Title: President

PHYSICIANS FORMULA DRTV, LLC

By: /s/ Jeff Rogers
Name: Jeff Rogers
Title: President

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:        Wells Fargo Bank, National Association
Date:        [__________________, 20__]
Subject:    Financial Statements

In accordance with our Credit and Security Agreement dated November 6, 2009 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Physicians Formula, Inc. (the “Company”) dated [______________], 201__ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A.    Preparation and Accuracy of Financial Statements. I certify, on behalf of the Company and not in any individual capacity, that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and fairly present all material respects Company's financial condition as of the Reporting Date.

B.    Name of Company; Merger and Consolidation. I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger was consented to in advance by Wells Fargo in an Authenticated Record or otherwise permitted under the Credit Agreement, and/or is more fully described in the statement of facts attached to this Certificate.

C.    Events of Default. I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐
I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.    Litigation Matters. I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	I have no knowledge of any litigation required to be reported under Section 5.1(g) of the Credit Agreement.

☐
I have knowledge of litigation required to be reported under Section 5.1(g) of the Credit Agreement and not previously disclosed to Wells Fargo, as more fully described in the statement of facts attached to this Certificate.

E.    Deposits. I certify, on behalf of the Company and not in any individual capacity, that:

☐	Company has not made any deposits exceeding $50,000 of the type described in Section 5.6(h).

☐	Company has made one or more deposits exceeding $50,000, the terms of which are described in the statement of facts attached to this Certificate.

F.    Financial Covenants. I further certify, on behalf of the Company and not in any individual capacity, that:

(Check and complete each of the following)

1.    Minimum Book Net Worth. Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Company's Book Net Worth was $[___________], which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable amount set forth in Section 5.2(a).

2.    Minimum EBITDA.

(i)    Pursuant to Section 5.2(b)(i) of the Credit Agreement, as of the Reporting Date, Company's EBITDA was $[___________] for the period specified in Section 5.2(b)(i), which ☐ satisfies ☐ does not satisfy the requirement that EBITDA be not less than the amount set forth in Section 5.2(b)(i).

(ii)    Pursuant to Section 5.2(b)(ii) of the Credit Agreement, as of the Reporting Date, Company's EBITDA was $[___________] for the period specified in Section 5.2(b)(ii), which ☐ satisfies ☐ does not satisfy the requirement that EBITDA be not less than the amount set forth in Section 5.2(b)(ii).

3.    Capital Expenditures. Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended [______________], 201__ for Capital Expenditures, $__________________, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed the amount set forth in Section 5.2(c).

4.    Maximum Leverage Ratio. Pursuant to Section 5.2(d) of the Credit Agreement, as of the Reporting Date, Company's Leverage Ratio was [_____] to 1.0, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not more than the ratio set forth in Section 5.2(d).

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company's compliance with the financial covenants referred to above, which computations were made in accordance with GAAP consistently applied.

PHYSICIANS FORMULA, INC.

By:____________________________
Its:    Responsible Officer

SCHEDULE 1

Trademarks and Applications for Trademarks

(see attached list)

1